EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Galena Biopharma, Inc.

Lake Oswego, OR

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No.333-167025 and No. 333-174076 and Forms S-8 (Nos. 333-174819 and No. 333-175763) of Galena Biopharma, Inc. of our report dated March 28, 2012, relating to the consolidated financial statements which appear in the Annual Report on Form 10-K.

/s/    BDO USA, LLP

Boston, MA

March 28, 2012